Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2013 FIRST QUARTER

EARNINGS

GREEN BAY, WI (February 13, 2013)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of contract converting, printing, laminating and business imaging products, today announced that for the first quarter of fiscal year 2013, sales were $28,348,000, an increase of 10% from the first quarter of fiscal year 2012 sales of $25,677,000. Net income was $740,000 or $0.17 per diluted share, for the first quarter of fiscal 2013 compared to a net loss of $609,000 or $0.14 per diluted share, for the first quarter of fiscal 2012, an improvement of $1,350,000 or $0.31 per share.

In commenting on the results, Jim Robinson, Tufco’s CEO and President said, “The Company saw increased sales volumes at Green Bay in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012, which in combination with our focus on reducing operating costs contributed to increased earnings. While we will not likely see similar sales volumes in the second quarter, we remain focused on increasing sales and reducing costs. Our Newton operation showed profit improvement over the first quarter of fiscal 2012.”

“Additionally, during the fiscal first quarter we reduced our borrowings under our credit facility by almost $2,600,000 down to $4,700,000,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing and warehousing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2013 results in comparison to fiscal 2012 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the continuing economic downturn, the Company’s inability to benefit from any general economic improvements, react to material increases in the cost of raw materials or competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration, the Company’s ability to sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, the Company’s ability to improve the run rates for its products, and changes to regulations governing its operations or other factors beyond the Company’s control. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 338-2711 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	December 31,	September 30,
	2012	2012
ASSETS

Cash	$9	$8
Accounts Receivable—Net	11,876	16,457
Inventories—Net	16,912	17,450
Other Current Assets	791	551

Total Current Assets	29,588	34,466

Property, Plant and Equipment—Net	15,868	15,848
Goodwill	7,212	7,212
Other Assets—Net	132	130

Total	$52,800	$57,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$4,688	$7,280
Current Portion of Note Payable	278	274
Accounts Payable	7,418	10,618
Accrued Liabilities	554	615
Other Current Liabilities	547	670

Total Current Liabilities	13,485	19,457

Long-Term Debt	423	494
Deferred Income Taxes	2,427	1,989

Common Stock and Paid-in Capital	25,664	25,655
Retained Earnings	12,958	12,218
Treasury Stock	(2,157)	(2,157)

Total Stockholders’ Equity	36,465	35,716

Total	$52,800	$57,656

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2012	2011
Net Sales	$28,348	$25,677

Cost of Sales	25,855	25,242

Gross Profit	2,493	435

SG&A Expense	1,262	1,347
Gain on Asset Sales	—	—

Operating Income (Loss)	1,231	(912)

Interest Expense	60	68
Interest Income and Other Income	(9)	(8)

Income (Loss) Before Income Taxes	1,180	(972)

Income Tax Expense (Benefit)	440	(363)

Net Income (Loss)	$740	$(609)

Net Income (Loss) Per Share:
Basic	$0.17	$(0.14)
Diluted	$0.17	$(0.14)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947
Diluted	4,315,872	4,308,947